INVESTMENT ADVISOR CONTRACT

THIS AGREEMENT is made and entered into as of this 1st day of October, 2014, by and between EVERCORE WEALTH MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as the “Adviser”), and WALL STREET EWM FUNDS TRUST, a Delaware statutory trust (hereinafter referred to as the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each, a “Fund”).

WHEREAS, the Trust is an open-end management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and is registered as such with the Securities and Exchange Commission (the “SEC”); and

WHEREAS, the Adviser is in the business of rendering investment advisory, statistical and research services, and is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the parties desire to provide for continuing services by the Adviser to the Fund pursuant to the terms and conditions hereinafter set forth,

NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.           The Trust hereby retains and appoints the Adviser as the investment adviser and manager to render research, statistical, advisory and managerial services to the Fund, and to supervise the investments of the Fund for the period and upon the terms herein set forth, subject to the direction and control of the Board of Trustees of the Trust.  The Adviser accepts such employment and agrees during such period to render the services and to assume the obligation herein set forth for the compensation herein provided.

2.           The Adviser in its supervision of the investments of the Fund will be guided by the Fund’s fundamental investment policies and the provisions and restrictions contained in the Agreement and Declaration of Trust and By-laws of the Trust, and as set forth in the Fund’s registration statement and exhibits thereto, as may be filed with the SEC, all subject to the applicable provisions of the 1940 Act.

3.           The Fund will pay its own expenses including, without limitation, interest charges, taxes, costs of purchasing and selling securities for its portfolio, rent, expenses of redemption of shares, auditing and legal expenses; expenses attributable to setting the type for and printing only such copies of prospectuses filed with any Federal or state agency, regulatory authority or governmental department; directors’ fees and expenses necessarily incurred by directors in attendance at directors’ meetings; expenses of administrative personnel and administrative services, custodian fees; fees of transfer agents, registrar and dividend disbursing agents; the cost of stock certificates and corporate reports; all other printing expenses not otherwise allocated to the Adviser hereunder; costs in connection with Board of Trustees’ meetings and the annual or special meetings of shareholders, including proxy material preparation and distribution, filing fees, dues, insurance premiums, miscellaneous management and operating expenses and expenses of an extraordinary and nonrecurring nature.

4.           Subject to the provision of Paragraph 7 hereof, the Fund agrees to pay to the Adviser for its services rendered during the preceding month hereunder on the first business day each month during the term of the Agreement a management fee at the rate set forth in Schedule A to this Agreement.  For the portion of the first month and of the first year in which this fee structure is in effect, or in the event of the termination of the Agreement effective prior to the last day of a month, there shall be an appropriate pro-ration of all computations and payments on the basis of the number of days that the Agreement is in effect during the preceding month and year, respectively.  The Adviser may voluntarily or contractually absorb certain Fund expenses or waive the Adviser’s own management fee.

5.           The term of this Agreement shall begin on the date first above stated subject to the provisions of Paragraph 5 and shall continue in effect for two years from that date and from year-to-year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the trustees who are not parties to such contract or interested persons of any such party to such contract (other than as trustees of the Trust) cast in person at a meeting called for that purpose, or by a vote of the majority of the outstanding voting securities of the Fund, and (b) the Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year hereafter that it does not desire such continuation.

6.           Notwithstanding anything to the contrary herein, this Agreement may be terminated at any time, without the payment of any penalty, by the trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser.

7.           This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

8.           The Adviser may employ or contract with such other person or persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement; provided, however, that to the extent that any such employment or contract constitutes such other person or persons, corporation or corporations as an investment adviser to the Fund within the meaning of the 1940 Act, such employment or contracts shall be subject to the approval of the Fund’s shareholders in the manner provided the 1940 Act, prior to its effectiveness.

9.           The Adviser shall not be liable to the Fund for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed on it by this Agreement.

10.           The services of the Adviser herein provided are not to be deemed exclusive and, so long as its services hereunder shall not be impaired thereby, should the Adviser so desire, it may sponsor, promote and provide investment advisory and management services to one or more investment companies other than the Fund.

11.           This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of trustees of the Trust, including a majority of the trustees who are not parties to this Agreement or interested persons of any such party to this Agreement (other than as trustees of the Trust) cast in person at a meeting called for that purpose and by the holders of a majority of the outstanding voting securities of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of October 1, 2014.

WALL STREET EWM FUNDS TRUST

By: */s/ Frederick Taylor
Frederick Taylor, President

*By: /s/ Ruth P. Calaman
Ruth P. Calaman, Attorney-In Fact
Pursuant to Power of Attorney

EVERCORE WEALTH MANAGEMENT, LLC

By: /s/ John Rendinaro
John Rendinaro, Partner

SCHEDULE A

Series (“Fund”) of Wall Street EWM Funds Trust	Annual Management Fee Rate as a Percentage of Average Daily Net Assets
The Wall Street Fund	0.75%